Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-286478

Prospectus Supplement

(To prospectus dated April 11, 2025)

€500,000,000

Avery Dennison Corporation

4.000% Senior Notes due 2035

We are offering €500,000,000 aggregate principal amount of 4.000% Senior Notes due 2035 (the “notes”). Interest on the notes will be payable annually in arrears on September 11 of each year, beginning September 11, 2026. The notes will mature on September 11, 2035 unless redeemed prior to that date. We may redeem all or part of the notes at any time or from time to time prior to maturity at the redemption price specified in this prospectus supplement. In the event of a Change of Control Triggering Event as described herein, the holders of the notes may require us to purchase all or part of their notes at the purchase price specified in this prospectus supplement.

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and other liabilities from time to time outstanding. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

The notes are new issues of securities with no established trading market. Currently, there is no public market for the notes. We intend to apply to list the notes on the Nasdaq Global Market (“Nasdaq”). The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-6 of this prospectus supplement.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses
Per note	99.394%	0.450%	98.944%
Total	€496,970,000	€2,250,000	€494,720,000

(1)	Plus accrued interest from September 11, 2025, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on or about September 11, 2025.

Joint Book-Running Managers

BofA Securities	Citigroup	Mizuho

Goldman Sachs & Co. LLC	J.P. Morgan	PNC Capital Markets LLC	Standard Chartered Bank

Co-Managers

Academy Securities	Bank of China	HSBC	ING	SMBC

The date of this prospectus supplement is September 8, 2025.

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

About this Prospectus Supplement

This document has two parts. The first part, which is the prospectus supplement, describes the specific terms of the offering and the notes offered. The second part, which is the accompanying prospectus, gives more general information, some of which may not apply to the offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any of the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described in this prospectus supplement under “Incorporation of Documents by Reference” and in the accompanying prospectus under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information we provide or incorporate by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. We are offering to sell the notes offered by this prospectus supplement, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the notes. The information contained in any document incorporated or deemed incorporated by reference is accurate as of the date of the applicable document.

References to the “Company”, “we”, “our” and “us” and similar terms mean Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires. References to “Avery Dennison” mean Avery Dennison Corporation, unless the context otherwise requires.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euros” in this prospectus supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

IN CONNECTION WITH THE ISSUANCE OF THE NOTES, CITIGROUP GLOBAL MARKETS LIMITED (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON ITS BEHALF) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUANCE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. SEE “UNDERWRITING.” ANY STABILIZATION ACTION COMMENCED MUST BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

It is expected that delivery of the notes will be made against payment therefor on or about September 11, 2025, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended

S-ii

(the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day immediately before settlement will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of notes who wish to trade the notes prior to the business day immediately before settlement should consult their own advisors.

Notice to Prospective Investors in the European Economic Area

Prohibition of sales to EEA retail investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person in the U.K. This prospectus supplement and the accompanying prospectus are for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order; (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Prohibition of sales to U.K. retail investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “U.K.”). For these purposes, a “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or

S-iii

otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the U.K. will be made pursuant to an exemption under the FSMA and the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the U.K. Prospectus Regulation.

UK MIFIR product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

S-iv

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus and the information incorporated or deemed incorporated herein and therein by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “project,” “seek,” “shall,” “should,” “target,” “will,” “would,” or variations thereof, and other expressions that refer to future events and trends, identify forward-looking statements. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties, which could cause our actual results to differ materially from the expected results, performance or achievements expressed or implied by such forward-looking statements.

We believe that the most significant risk factors that could affect our financial performance in the near-term include: (i) the impact on underlying demand for our products from global economic conditions, tariffs, geopolitical uncertainty, and changes in environmental standards, regulations, and preferences; (ii) competitors’ actions, including pricing, expansion in key markets, and product offerings; (iii) the cost and availability of raw materials; (iv) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through price increases, without a significant loss of volume; (v) foreign currency fluctuations; and (vi) the execution and integration of acquisitions.

The more significant risks and uncertainties that may impact us are discussed in more detail under “Risk Factors” in this prospectus supplement and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, filed on February 26, 2025, and subsequent Quarterly Reports on Form 10-Q. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including, but not limited to, risks and uncertainties related to the following:

•

International Operations – worldwide economic, social, geopolitical and market conditions; changes in geopolitical conditions, including those related to trade relations and tariffs, China, the Russia-Ukraine war, the Israel-Hamas war and related hostilities in the Middle East; fluctuations in foreign currency exchange rates; and other risks associated with international operations, including in emerging markets.

•

Our Business – fluctuations in demand affecting sales to customers; fluctuations in the cost and availability of raw materials and energy; changes in our markets due to competitive conditions, technological developments, laws and regulations, and customer preferences; environmental regulations and sustainability trends; the impact of competitive products and pricing; the execution and integration of acquisitions; selling prices; customer and supplier concentrations or consolidations; the financial condition of distributors; outsourced manufacturers; product and service quality claims; restructuring and other cost reduction actions; our ability to generate sustained productivity improvement and our ability to achieve and sustain targeted cost reductions; the timely development and market acceptance of new products, including sustainable or sustainably-sourced products; our investment in development activities and new production facilities; the collection of receivables from customers; and our sustainability and governance practices.

•	Information Technology – disruptions in information technology systems; cybersecurity events or other security breaches; and successful installation of new or upgraded information technology systems.

•

Income Taxes – fluctuations in tax rates; changes in tax laws and regulations, and uncertainties associated with interpretations of such laws and regulations; outcome of tax audits; and the realization of deferred tax assets.

•	Human Capital – recruitment and retention of employees and collective labor arrangements.

S-v

•	Our Indebtedness – our ability to obtain adequate financing arrangements and maintain access to capital; credit rating risks; fluctuations in interest rates; and compliance with our debt covenants.

•	Ownership of Our Stock – potential significant variability of our stock price and amounts of future dividends and share repurchases.

•

Legal and Regulatory Matters – protection and infringement of our intellectual property; the impact of legal and regulatory proceedings, including with respect to compliance and anti-corruption, environmental, health and safety, and trade compliance.

•	Other Financial Matters – fluctuations in pension costs and goodwill impairment.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed incorporated by reference herein and therein, are made only as of their respective dates, and we assume no duty to update the forward-looking statements to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

S-vi

Incorporation of Documents by Reference

We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, including us, who file electronically with the SEC. Our website address is www.averydennison.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the notes described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC. The following documents are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, filed on February 26, 2025;

•

our Definitive Proxy Statement on Schedule 14A dated March  7, 2025 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the fiscal year ended December 28, 2024);

•	our Quarterly Reports on Form 10-Q for the three months ended March 29, 2025, filed on April 29, 2025; and for the three and six months ended June 28, 2025, filed on July 29, 2025; and

•

our Current Reports on Form 8-K filed with the SEC on January 2, 2025, January  30, 2025 (but only with respect to the information filed pursuant to Item 5.03), March  31, 2025, April  28, 2025 and July 24, 2025.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Corporate Secretary

Avery Dennison Corporation

8080 Norton Parkway

Mentor, Ohio 44060

(440) 534-6000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement.

S-vii

Summary

In this summary, we have highlighted certain information in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you. To understand the terms of the notes, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus including the discussion under “Risk Factors” in this prospectus supplement and Part I, Item IA. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, to determine whether an investment in the notes is appropriate for you. You should also read the documents we referred to under “Incorporation of Documents by Reference” in this prospectus supplement.

Avery Dennison Corporation

We are a global materials science and digital identification solutions company. We are Making PossibleTM products and solutions that help advance the industries we serve, providing branding and information solutions that optimize labor and supply chain efficiency, reduce waste, advance sustainability, circularity and transparency, and better connect brands and consumers. We design and develop labeling and functional materials, radio-frequency identification inlays and tags, software applications that connect the physical and digital, and offerings that enhance branded packaging and carry or display information that improves the customer experience. We serve an array of industries worldwide, including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive.

Avery Dennison is a Delaware corporation with principal executive offices located at 8080 Norton Parkway, Mentor, Ohio 44060. Our main telephone number is (440) 534-6000. Our website address is www.averydennison.com. The information on or accessible from our website is not and should not be considered part of, nor is it incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Avery Dennison Corporation, a Delaware corporation

Securities Offered	€500,000,000 aggregate principal amount of 4.000% Senior Notes due 2035.

Maturity Date	The notes will mature on September 11, 2035.

Interest Rate	The notes will bear interest at a rate of 4.000% per year.

Interest Payment Dates	Interest on the notes will be payable annually on September 11 of each year, commencing on September 11, 2026. Interest will accrue from the issue date of the notes.

Currency of Payment

All payments of interest, premium, if any, principal, including payments made upon any redemption of the notes, and additional amounts, if any, will be made in euros. See “Description of the Notes—Issuance in Euros; Payment on the Notes.”

Optional Redemption

Prior to June 11, 2035 (the date falling three months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes, at our option, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) a “make-whole” amount described elsewhere in this prospectus supplement, plus in either case accrued and unpaid interest on the notes, if any, to, but not including, the redemption date.

On or after the Par Call Date, the redemption price for the notes will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control Offer

In the event of a Change of Control Triggering Event as described herein, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control Offer.”

Additional Amounts

Subject to certain exceptions and limitations, we will pay additional amounts on the notes to holders who are not U.S. Persons (as defined under “Description of the Notes—Payment of Additional Amounts”) in respect of any required withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority of or in the United States, as will result in receipt by holders of notes that are not U.S. Persons of such amounts as they would have received had no such withholding or deduction been required. See “Description of the Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons

We may redeem all but not part of the notes in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Ranking	The notes will:

•	rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness and other liabilities;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness, if any;

•	be effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of June 28, 2025, our subsidiaries had approximately $642.4 million of indebtedness and finance lease obligations. As of June 28, 2025, as adjusted to give effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds,” we had indebtedness and finance lease obligations of approximately $4.1 billion and no outstanding secured indebtedness.

Covenants	The indenture contains covenants that, among other things, restrict our ability to:

•	incur debt secured by liens; and

•	enter into sale and leaseback transactions.

These covenants are, however, subject to significant exceptions. See “Description of the Notes—Covenants.”

The indenture otherwise permits us to incur additional indebtedness. In addition, our subsidiaries may also create and issue debt securities that will be structurally senior to the notes.

Further Issues

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes and having the same terms as the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes), as described under “Description of the Notes—Further Issues,” provided, that if any such additional notes are not fungible with the applicable notes offered hereby for U.S.

federal income tax purposes, such additional notes will be issued under a different CUSIP or ISIN number.

Form and Denomination	The notes will be issued in fully registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Book-entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a common depositary on behalf of Clearstream Banking, S.A., and Euroclear Bank SA/NV and registered in the name of the common depositary or its nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by the common depositary or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the Notes—Book-Entry Procedures.”

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately €493.5 million, after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of the offering for general corporate purposes, including to finance acquisitions and repay existing indebtedness under our commercial paper program. See “Use of Proceeds.”

Listing

We intend to apply to list the notes on Nasdaq. The listing application will be subject to approval by Nasdaq. We currently expect trading in the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Paying Agent	The Bank of New York Mellon, London Branch

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The notes and the indenture under which they will be issued will be governed by law of the State of New York.

Common Code/ISIN/CUSIP	317701462 / XS3177014621 / 053611 AR0

Risk Factors

You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. See “Risk Factors” in this prospectus supplement and Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, which are incorporated herein by reference. See also “Forward-Looking Statements.”

For a complete description of the terms of the notes, see “Description of the Notes.”

Summary Financial Data

The following table presents our summary historical consolidated financial data as of the dates and for the periods indicated. The consolidated balance sheet data as of December 28, 2024 and December 30, 2023 and consolidated statement of income data for each of the three fiscal years ended December 28, 2024, December 30, 2023 and December 31, 2022 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The consolidated balance sheet data as of December 31, 2022 are derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement. The consolidated balance sheet data as of June 28, 2025 and the consolidated statement of income data for the six months ended June 28, 2025 and June 29, 2024 are derived from our unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2025, which is incorporated by reference into this prospectus supplement. The consolidated balance sheet data as of June 29, 2024 are derived from our unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2024, not incorporated by reference into this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of our management, the unaudited historical financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. Our historical results of operations, including the results of operation for interim periods, are not necessarily indicative of the results to be expected for any future period, including, in the case of the results of operations for interim periods, for the full year.

You should read this information in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, which is incorporated by reference into this prospectus supplement.

(in millions)	Six Months Ended		Fiscal Year Ended
	June 28, 2025	June 29, 2024	Dec. 28, 2024	Dec. 30, 2023	Dec. 31, 2022
	(unaudited)
Consolidated Statement of Income Data:
Net sales	$4,368.8	$4,386.6	$8,755.7	$8,364.3	$9,039.3
Cost of products sold	3,108.2	3,091.7	6,225.0	6,086.8	6,635.1
Gross profit	1,260.6	1,294.9	2,530.7	2,277.5	2,404.2
Marketing general and administrative expense	699.4	739.1	1,415.3	1,313.7	1,330.8
Other expense (income), net	20.4	39.6	71.6	180.9	(0.6)
Interest expense	64.9	57.8	117.0	119.0	84.1
Other non-operating expense (income), net	(6.6)	(14.4)	(26.7)	(30.8)	(9.4)
Income before taxes	482.5	472.8	953.5	694.7	999.3
Provision for income taxes	127.2	123.6	248.6	191.7	242.2
Net income	355.3	349.2	704.9	503.0	757.1
Consolidated Balance Sheet Data (at period end):
Total assets	$8,568.2	$8,298.2	$8,404.2	$8,209.8	$7,950.5
Short-term borrowings and current portion of long-term debt and finance leases	922.0	1,172.3	592.3	622.2	598.6
Long-term debt and finance leases	2,628.2	2,046.5	2,559.9	2,622.1	2,503.5
Total shareholders’ equity	2,201.6	2,287.1	2,312.3	2,127.9	2,032.2

Risk Factors

An investment in the notes is subject to risk. Before you decide to invest in the notes, you should consider the risk factors below as well as the risk factors discussed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, which is incorporated herein by reference.

Risk Related to the Notes

The notes will be subject to prior claims of any of our secured creditors, if any, and your right to receive payments on the notes will be structurally subordinated to our subsidiaries’ existing and future liabilities.

The notes are our senior unsecured obligations. Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness. The indenture permits us and our subsidiaries to incur additional secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that these assets could not satisfy in full our secured indebtedness, the holders of the indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness.

In addition, we currently conduct a substantial portion of our operations through our subsidiaries, and our subsidiaries have significant liabilities. We may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, the obligations of our subsidiaries could increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate legal entities. Our subsidiaries will not guarantee the notes. Accordingly, our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds to meet our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes. Payments to us by our subsidiaries would also be contingent upon our subsidiaries’ earnings and other business considerations.

As of June 28, 2025, our subsidiaries had approximately $642.4 million of indebtedness and finance lease obligations. As of June 28, 2025, as adjusted to give effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds,” we had indebtedness and finance lease obligations of approximately $4.1 billion and no outstanding secured indebtedness.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest of other creditors in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture, among other things, does not:

•

require us to maintain any financial ratios or specific levels of net worth or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness, including secured indebtedness (subject to compliance with the lien covenant), that is equal in right of payment to the notes;

•	limit our subsidiaries’ ability to incur indebtedness that would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

For these reasons, you should not consider the lien and sale-leaseback covenants in the indenture as significant factors in evaluating whether to invest in the notes.

Our credit ratings may not reflect all risks of your investment in the notes and our ratings may be downgraded in the future.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time its rating is issued. We cannot assure you that these credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in the rating agency’s sole judgment, circumstances so warrant. A rating is not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the trading prices for, or liquidity of, the notes and increase our corporate borrowing costs.

In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon a Change of Control and a Rating Event (in each case, as defined in the “Description of the Notes”) (a “Change of Control Triggering Event”), we will be required to make an offer to each holder of notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. If we experience a Change of Control Triggering Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Any failure to purchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

An active trading market may not develop for the notes. If an active trading market does develop, many factors could adversely affect the market price of the notes.

The notes are a new issue of securities for which there is currently no established trading market. Although we intend to apply for listing of the notes on Nasdaq, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. If Nasdaq listing of the notes is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Certain of the underwriters have informed us that they currently intend to make a market in the notes after completion of the offering, but they have no obligation to do so and may discontinue making a market at any time without notice, in their sole discretion. If an active trading market does not develop or is not sustained, the market price and liquidity of the notes may be adversely affected and you may be unable to resell your notes at a particular time, at their fair market value or at all.

If an active trading market does develop, many factors could adversely affect the market price of the notes. The market price of the notes will depend on many factors, including:

•	ratings on our debt securities assigned by credit rating agencies;

•	the market demand for securities similar to the notes and the interest of securities dealers in making a market for the notes;

•	the number of holders of the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	the market price of our common stock;

•	the prospects for companies in our industry generally; and

•	the overall condition of the financial markets.

Historically, the market for investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on holders of the notes, regardless of our financial condition and performance and our prospects.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates declines. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your fixed rate notes may decline. We cannot predict the future level of market interest rates.

We may redeem the notes at our option, which may adversely affect your return on the notes.

The notes are redeemable at our option, and we may, therefore, choose to redeem all or part of the notes at any time prior to the maturity date, as described under “Description of the Notes—Optional Redemption” in this prospectus supplement, including at times when prevailing interest rates are relatively low. In the event that we redeem the notes prior to maturity, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

An investment in the notes by a purchaser whose home currency is not the euro entails significant risks.

All payments of interest on, premium, if any, and the principal of the notes and any redemption price for, or additional amounts with respect to, the notes will be made in euros. An investment in the notes by a purchaser whose home currency is not the euro entails significant risks. These risks include the possibility of significant changes in the rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls with respect to the holder’s home currency or the euro. These risks generally depend on factors affecting the notes and foreign exchange rates over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. The exchange rates of a holder’s home currency for the euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of a note below its coupon rate and, in certain circumstances, could result in a loss to the holder. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its involvement in the form of definitive notes unless and until its holding satisfies the minimum denomination requirement.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately €493.5 million, after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of the offering for general corporate purposes, including to finance acquisitions and repay existing indebtedness under our commercial paper program.

The indebtedness under our U.S. commercial paper program and our Euro-commercial paper program had a weighted average interest rate of 4.62% and 2.34% as of June 28, 2025, respectively, with varying short-term maturity dates. The proceeds from this short-term commercial paper indebtedness were used for general corporate purposes, including working capital. Certain of the underwriters may own some of the commercial paper and, to the extent the proceeds are used to pay down such commercial paper, those underwriters may receive a portion of the proceeds.

Currency Conversion

Unless otherwise specified, the euro/U.S. dollar exchange rate used in this prospectus supplement is €1.00 = $1.1759, as announced by the U.S. Federal Reserve Board on September 5, 2025.

Investors will be subject to foreign exchange risk as to payments of principal, premium, if any, interest and additional amounts, if any, which may have important economic and tax consequences to them. See “Risk Factors” and “Material U.S. Federal Income Tax Considerations.” You should consult your own financial and legal advisors about the risks involved in an investment in the notes.

Capitalization

The following table sets forth, as of June 28, 2025, our cash and cash equivalents and our consolidated capitalization on

•	an actual basis; and

•	an as adjusted basis to give effect to the offering of the notes offered hereby and the use of proceeds therefrom as described under “Use of Proceeds” in this prospectus supplement.

You should read the following table together with the information set forth under “Summary—Summary Financial Data” in this prospectus supplement and the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29 and June 28, 2025, which are incorporated by reference in this prospectus supplement.

(unaudited, in millions)	June 28, 2025
	Actual	As adjusted
Cash and cash equivalents	$215.9	$794.1

Short-term borrowings and current portion of long-term debt and finance leases:
Short-term borrowings and current portion of long-term debt, including commercial paper borrowings(1)	$917.1	$917.1
Finance lease obligations	4.9	4.9

Short-term borrowings and current portion of long-term debt and finance leases	$922.0	$922.0

Long-term debt and finance leases:
4.875% Senior notes due 2028	$497.7	$497.7
2.650% Senior notes due 2030	497.0	497.0
2.250% Senior notes due 2032	496.0	496.0
6.000% Senior notes due 2033	149.4	149.4
5.750% Senior notes due 2033	396.1	396.1
3.750% Senior notes due 2034(2)	580.6	580.6
4.000% Senior notes due 2035 offered hereby(2)	—	578.2
Finance lease obligations	11.4	11.4

Total long-term debt and finance leases(3)	$2,628.2	$3,206.4

Shareholders’ equity	$2,201.6	$2,201.6

Total capitalization	$5,751.8	$6,330.0

(1)	Includes $5.0 million principal amount of medium-term notes due July 2025.
(2)	The carrying value of the euro denominated notes is calculated using the EUR/USD foreign exchange rate as of June 28, 2025 of 1.17164616.
(3)

Includes unamortized debt issuance costs and debt discounts of $11.7 million and $7.4 million, respectively, on an actual basis, and $15.7 million and $11.0 million, respectively, on an as adjusted basis.

Description of the Notes

The following description is a summary of the material provisions of the notes and the indenture (as defined below) under which the notes will be issued. This description does not describe every provision of the notes or the indenture. You should review the indenture for a complete description of what we describe in summary form in this prospectus supplement. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are deemed a part and is available as indicated in the accompanying prospectus under “Where You Can Find More Information.” Capitalized terms used but not defined in this description have the meanings specified in the indenture. In this section of this prospectus supplement, references to “we”, “our”, “us” and the “Company” are to Avery Dennison Corporation and not its subsidiaries.

General

We will issue the notes under the Indenture, dated November 20, 2007 (the “Base Indenture”), and an eleventh supplemental indenture, to be dated as of September 11, 2025 (together with the Base Indenture, the “indenture”), between Avery Dennison Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). Under the agency agreement that we will enter into in connection with this offering, we have initially appointed The Bank of New York Mellon, London Branch to act as paying agent solely with respect to the notes. We have also appointed The Bank of New York Mellon Trust Company, N.A. to act as transfer agent and registrar.

The aggregate principal amount of the notes initially will be €500,000,000. The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 11, 2035. The notes will bear interest at the rate of 4.000% per annum from September 11, 2025.

Interest on the notes will be payable annually in arrears on September 11 of each year, beginning on September 11, 2026 to the persons in whose names the respective notes are registered at the close of business on the August 27 preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next succeeding business day, but without any additional interest or other amount.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or September 11, 2025 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The notes will not have the benefit of any sinking fund.

The notes will initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive registered form. See “—Book-Entry Procedures.” The notes will be issued in euros and only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Listing

We intend to apply to list the notes on Nasdaq. The listing application will be subject to approval by Nasdaq. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We currently expect trading in the notes on Nasdaq to begin within 30 days after the original issue date. There is currently no public market for the notes.

Further Issues

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes and having the same terms as the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). Any such additional notes may be consolidated and form a single series with the applicable notes and will have the same terms as to status, redemption or otherwise as the applicable notes; provided, that if any such additional notes are not fungible with the applicable notes offered hereby for U.S. federal income tax purposes, such additional notes will be issued under a different CUSIP or ISIN number.

Ranking

The notes will be our senior unsecured obligations and will:

•	rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness and other liabilities;

•	rank senior in right of payment to all of our future subordinated indebtedness, if any;

•	be effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The indenture does not limit the aggregate principal amount of debt securities that the Company may issue. The indenture does not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur additional unsecured indebtedness. As of June 28, 2025, our subsidiaries had approximately $642.4 million of indebtedness and finance lease obligations. As of June 28, 2025, as adjusted to give effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds,” we and our subsidiaries had indebtedness and capitalized lease obligations of approximately $4.1 billion and no outstanding secured indebtedness.

The Company conducts a substantial portion of its operations through its Subsidiaries. As a result, the Company is dependent on the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the notes. In addition, the rights of the Company and its creditors, including the holders of the notes, to participate in the assets of any Subsidiary upon the Subsidiary’s liquidation or reorganization will be subject to the prior claims of its creditors except to the extent that the Company may itself be a creditor with recognized claims against such Subsidiary.

Issuance in Euros; Payment on the Notes

Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have previously adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date, or in the event The Wall Street Journal has not published such exchange rate, such rate as determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for obtaining exchange rates, effecting conversions or otherwise handling redenominations in connection with the foregoing. Investors will be subject to foreign exchange risks as to payments on the notes, which may have important economic consequences to them. See “Risk Factors” in this prospectus supplement.

Payments and Paying Agents

We will pay principal, premium, if any, interest, additional amounts, if any, and any other amounts due on the notes in euros and to the paying agent at its corporate trust office. We may also choose to pay interest by mailing checks or making wire transfers. We may also arrange for additional paying agent offices, and may change these offices, including our use of the trustee’s corporate trust office.

We have initially appointed The Bank of New York Mellon, London Branch to act as paying agent in connection with the notes, and we have appointed The Bank of New York Mellon Trust Company, N.A. to act as transfer agent and registrar. We may also choose to act as our own paying agent. We will notify you of changes in identities of the paying agents for the notes.

As used in this prospectus supplement, “business day” means each day which is not a Saturday, Sunday or other day (1) on which the trustee, paying agent, transfer agent and registrar or banking institutions are not required by law or regulation to be open in the State of New York or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (known as TARGET or T2), or any successor or replacement thereto, operates.

Optional Redemption

Prior to June 11, 2035 (the date falling three months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes, at our option, in whole or in part, at any time or from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) an amount equal to the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon that would have been payable in respect of the notes calculated as if the maturity date of the notes was the Par Call Date, not including any portion of any payments of interest accrued to the redemption date, discounted to such redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 25 basis points, plus, in the case of each of (a) and (b), accrued and unpaid interest on the notes, if any, to, but not including, the redemption date.

On or after the Par Call Date, we may redeem the notes, at our option, in whole or in part, at any time from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes, if any, to, but not including, the redemption date.

Notice of any redemption will be mailed (or electronically delivered) not less than 10 days and not more than 60 days prior to the redemption date to each holder of notes to be redeemed. In connection with any redemption of notes, any such redemption may, at our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, the notice will state that, in our discretion, the redemption date may be delayed until the time that any or all such conditions are satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied (or waived by us in our sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, we may provide in the notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by lot and may provide for the selection for redemption of a portion of the principal amount of notes held by a holder equal to an authorized denomination. If the Company redeems less than all of the notes and the notes are then held in book-entry form, the redemption will be made in accordance with the depositary’s customary procedures.

For purposes of the optional redemption provisions of the notes, the following definitions will be applicable:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation a German government bond (Bundesanleihe) whose maturity is closest to the Par Call Date, or if an independent investment bank selected by the Company in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but not including, such redemption date.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”), subject to the rights of the holders of the notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed (or electronically delivered) to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (or electronically delivered) (a “Change of Control Payment Date”).

The notice will, if mailed (or electronically delivered) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Change of Control” means the occurrence of any of the following:

A.

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our Subsidiaries’ assets, taken as a whole, to any person, other than us or one of our Subsidiaries;

B.

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

C.	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned Subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or each of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our Subsidiaries’ assets, taken as a whole, to any person or group or persons may be uncertain.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws or treaties) of the United States (or any political subdivision of or taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is then required by law or the official interpretation or administration thereof.

In the event any withholding or deduction on payments in respect of the notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any political subdivision or taxing authority thereof or therein, we will pay such additional amounts on the notes as will result in receipt by each holder of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such holder had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

(a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b) any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

(c) any tax, assessment, or other governmental charge imposed by reason of the holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such notes;

(e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by at least one other paying agent;

(f) any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes that is not a U.S. Person to establish its status as such when doing so is required in order to qualify for exemption for U.S. withholding tax or to otherwise satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes (including, but not limited to, the requirement to provide Internal Revenue Service (“IRS”) Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty that is necessary to qualify for exemption or reduction of the applicable rate of U.S. withholding tax);

(g) any tax, assessment or other governmental charge imposed on interest due to the holder’s or beneficial owner’s status as (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations that may be promulgated thereunder (the “Treasury Regulations”)) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code,;

(h) any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any person that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary or partnership or a limited liability company, to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or limited liability company or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of those notes.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Covenants

We will not be restricted by the indenture from incurring unsecured indebtedness or other obligations. We will also not be restricted by the indenture from paying dividends or making distributions on our capital stock, or purchasing or redeeming our capital stock. The indenture also will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Restriction on Secured Debt

The Company will not, nor will it permit any of its Subsidiaries to, incur, issue, assume or guarantee any Debt secured by a Lien on any of its or any Subsidiary’s Principal Property, or on any share of capital stock or Debt of any Subsidiary, unless the Company secures or causes such Subsidiary to secure the notes equally and ratably with (or, at the Company’s option, prior to) such secured Debt, for so long as such secured Debt is so secured; provided, however, that the foregoing restrictions will not apply to Debt secured by the following:

1.	any Lien existing on the date of this prospectus supplement;

2.

Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary or otherwise becomes a Subsidiary;

3.	Liens in the Company’s favor or in favor of any Subsidiary;

4.	Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

5.	Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary;

6.

any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

7.	Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

8.	mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

9.

Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

10.	Liens for taxes, assessments or governmental charges or levies which are not then delinquent or are being contested in good faith;

11.

Liens put on any property in contemplation of its disposition, provided the Company has a binding agreement to sell at the time the Lien is imposed and the Company disposes of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to the Company or any of its Subsidiaries;

12.	Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

13.

any amendment, extension, renewal or replacement of any Liens referred to in the foregoing clauses (1) through (12) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

Notwithstanding the foregoing, the Company and its Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above, provided that the aggregate amount of all such secured Debt, together with all the Company and its Subsidiaries’ Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “—Restriction on Sale and Leaseback Transactions”), may not exceed 15% of Consolidated Net Tangible Assets.

Restriction on Sale and Leaseback Transactions

The Company will not, nor will it permit any of its Subsidiaries to, enter into any sale and leaseback transaction involving any Principal Property, provided, however, the Company or any of its Subsidiaries may enter into a sale and leaseback transaction if any of the following occurs:

1.	the lease is for a period, including renewal rights, of not in excess of three years;

2.	the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction;

3.	the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

4.	the transaction is between the Company and a Subsidiary or between Subsidiaries;

5.

the Company or a Subsidiary, within 360 days after the Company or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Company’s Board of Directors) to:

a.

the retirement of the notes or the Company’s other Funded Debt ranking on a parity with or senior to the notes, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of the Company’s Funded Debt or a Subsidiary’s Funded Debt shall be reduced by (x) the principal amount of any notes (or other notes or debentures constituting such Funded Debt) delivered within such 360-day period to the trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 360 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this subclause (a) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

b.

the purchase of other property which will constitute a Principal Property having a fair market value, in the Company’s determination, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction; or

6.

after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in “—Restrictions on Secured Debt”), would not exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

The terms set forth below are defined in the indenture as follows:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as the Company has determined in good faith. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles owned by the Company as well as the Company’s consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Debt” means debt issued, assumed or guaranteed by the Company or a Subsidiary for money borrowed.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

“GAAP” means, with respect to any computation required or permitted under the indenture, generally accepted accounting principles in effect in the United States of America which are applicable at the date of such computation and which are consistently applied for all applicable periods.

“Lien” means any lien, mortgage or pledge.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint-stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Principal Property” means any real property the Company or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the Company’s determination is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Subsidiary” means, when used with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership of any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Merger, Consolidation or Sale of Assets

The Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

1.

either the Company shall be the continuing entity or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, lease or transfer all or substantially all of the assets of the Company shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume the Company’s obligations under the indenture and the performance of every covenant and condition of the indenture on the part of the Company to be performed or observed;

2.	immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and

the Company has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with this covenant, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the indenture and the notes.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Events of Default

An “Event of Default” means one of the following events:

1.	default in any payment of interest on the notes when due and payable and the default continues for a period of 30 days;

2.	default in the payment of principal of, and premium, if any, on the notes when due and payable at maturity, upon required repurchase, upon acceleration, by call for redemption or otherwise;

3.

the failure of the Company for 90 days (or 120 days in the case of a breach of the reporting covenant contained in the indenture) to comply with any of its other agreements contained in the indenture or the notes after written notice of such default from the trustee or holders of at least 25% in principal amount of the outstanding notes has been received by the Company;

4.

the Company fails to pay at maturity or the acceleration of any of its or its Subsidiaries’ indebtedness, other than non-recourse indebtedness, at any one time in an amount in excess of $100 million, if the indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice to the Company by the trustee or the holders of at least 25% in principal amount of the outstanding notes; or

5.	the Company files for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

If any one or more of the above-described Events of Default shall happen (other than an Event of Default specified in paragraph (5) above), then, and in each and every such case, during the continuance of any such Event of Default, the trustee or the holders of 25% or more in principal amount of the notes then outstanding may (and upon the written request of the holders of a majority in principal amount of the notes then outstanding, the trustee shall) declare the principal of and all accrued but unpaid interest on all the notes then outstanding, if not then due and payable, to be due and payable, and upon any such declaration the same shall become and be immediately due and payable, anything in the indenture or in the notes contained to the contrary notwithstanding. If an Event of Default specified in paragraph (5) above occurs, then the principal of and all accrued but unpaid interest on all the notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. Upon payment of such amounts, all obligations of the Company in respect of the payment of principal of and interest on the notes shall terminate.

If at any time after the principal of all the notes shall have been so declared to be due and payable, and before a judgment or decree for payment of the money due has been obtained by the trustee provided in the indenture:

1.	the Company has paid or deposited with the trustee a sum sufficient to pay:

a.	all amounts owing the trustee and any predecessor trustee under the indenture;

b.

all arrears of interest, if any, upon the notes (with interest, to the extent that interest thereon shall be legally enforceable, on any overdue installment of interest at the rate borne by the notes);

c.	the principal of and premium, if any, on the notes that have become due otherwise than by such declaration of acceleration and interest thereon; and

d.	all other sums payable under the indenture (except the principal of the notes which would not be due and payable were it not for such declaration); and

2.

every other default and Event of Default under the indenture shall have been resolved so that the conditions that caused such default or Event of Default are no longer outstanding or have otherwise been remedied to the reasonable satisfaction of the trustee or of the holders of a majority in principal amount of the notes then outstanding, or provision deemed by the trustee or by such holders to be adequate therefor shall have been made, then and in every such case the holders of a majority in principal amount of the notes then outstanding may, by written notice to the Company and the trustee, on behalf of the holders of all the notes, waive the Event of Default by reason of which the principal of the notes shall have been so declared to be due and payable and may rescind and annul such declaration and its consequences; provided, however, that no such waiver, rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

Modification of Indenture

Changes Not Requiring Approval of Holders of the Notes

The Company (when authorized by a Board Resolution) and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee, for any one or more of or all the following purposes:

1.

to add to the covenants and agreements of the Company to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of the notes, or to surrender any right or power herein conferred upon the Company;

2.

to add to or change any of the provisions of the indenture to change or eliminate any restrictions on the payment of principal of or premium, if any, on the notes (provided that any such action shall not adversely affect the interests of the holders of the notes in any material respect) or to permit or facilitate the issue of the notes in uncertificated form (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended);

3.

to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no outstanding notes created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

4.

to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the notes and in the indenture or any supplemental indenture;

5.

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts hereunder by more than one trustee;

6.	to secure the notes;

7.

to cure any ambiguity or to correct or supplement any provision contained herein or in any indenture supplemental hereto which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

8.

to comply with the requirements of the Trust Indenture Act or the rules and regulations of the SEC thereunder in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

9.	to add guarantors or co-obligors with respect to the notes;

10.

to make any change in the notes that does not adversely affect in any material respect the interests of the holders of the notes; provided that no such change shall be deemed to adversely affect the holders of the notes if such change is made to conform the terms of the notes to the terms described in this prospectus supplement;

11.	to prohibit the authentication and delivery of additional series of notes; or

12.

to establish the form and terms of the notes as permitted in the indenture or to authorize the issuance of additional debt securities previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the notes, as set forth in the indenture, or other conditions, limitations or restrictions thereafter to be observed.

Changes Requiring Approval of Holders of the Notes

With the consent of the holders of a majority in aggregate principal amount of the notes outstanding, the Company (when authorized by a Board Resolution) and the trustee may, from time to time and at any time, enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the indenture or of modifying in any manner the rights of the holders of the notes; provided, however, that no such supplemental indenture shall, without the consent of each holder of notes affected thereby,

1.

extend the stated maturity of the principal of, or any installment of interest on, the notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the stated maturity of, or change the currency in which the principal of, premium, if any, or interest on the notes are denominated or payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

2.

reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

3.

modify any of the provisions of the indenture relating to supplemental indentures and waivers of certain covenants and past defaults, except to increase any of the respective percentages referred to therein or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each notes affected thereby; or

4.	modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.

It will not be necessary for any act of holders under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act will approve the substance thereof.

Effect of Supplemental Indenture

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to the notes or which modifies the rights of the holders of the notes with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of other series of debt securities. Similarly, a supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to debt securities of any other series or which modifies the rights of the holders of debt securities of any other series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of the notes.

Satisfaction and Discharge; Defeasance

The indenture shall, at the Company’s option, cease to be of further effect and the trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when,

1.	either:

a.

all notes theretofore authenticated and delivered (other than (i) notes that have been destroyed, lost or stolen and that have been replaced or paid and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

b.	all notes not theretofore delivered to the trustee for cancellation,

(1)	have become due and payable, or

(2)	will become due and payable at maturity within one year, or

(3)

are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount in the currency in which the notes are denominated sufficient to pay and discharge the entire indebtedness on the notes for principal, premium, if any, and interest to the date of such deposit or to the stated maturity or redemption date, as the case may be; provided, however, in the event a petition for relief under federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the moneys then on deposit with the trustee to the Company, the obligations of the Company under the indenture shall not be deemed terminated or discharged;

2.	the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

3.

the Company has delivered to the trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the notes on the first day after the applicable conditions set forth below have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in “—Covenants” above at any time after the applicable conditions set forth below have been satisfied:

1.

the Company shall have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes (A) money in an amount, or (B) U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (C) a combination of (A) and (B), sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, the notes on the dates such installments of principal, premium, if any, and interest are due;

2.

no Event of Default or event (including such deposit) that, with notice or lapse of time, or both, would become an Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit; and

3.

the Company shall have delivered to the trustee an opinion of counsel to the effect that holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this paragraph and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the notes being Discharged, such opinion shall be based on either a change in applicable U.S. federal income tax law since the date of the indenture or a ruling received by the Company from, or that is published by, the IRS.

“Discharged” means that the Company will be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the indenture (and the trustee, at the expense of the Company, will have executed proper instruments acknowledging the same), except (a) the rights of holders of the notes to receive, from the trust fund described in paragraph (1) above, payment of the principal of, premium, if any, and interest on such notes when such payments are due, (b) the

Company’s obligations with respect to the notes under the indenture and (c) the rights, powers, trusts, duties and immunities of the trustee under the indenture.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b) above, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Liability for Notes

No recourse shall be had for the payment of the principal of, premium, if any, or interest on, the notes or for any claim based thereon or otherwise in respect thereof or of the indebtedness represented thereby, or upon any obligation, covenant or agreement of the indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the indenture and the notes are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, because of the incurring of the indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in the indenture or in the notes, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of the notes and as a condition of, and as part of the consideration for, the execution of the indenture and the issue of the notes expressly waived and released.

Book-Entry Procedures

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and will be deposited on the closing date with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or their nominee.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, or if we have been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available, we will issue the notes in definitive registered form in exchange for the applicable global notes. We will also issue the notes in definitive registered form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive registered form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive registered form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of definitive notes.

Clearing Systems

We have been advised by Euroclear and Clearstream, respectively, as follows:

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, SA/NV and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and premium, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the paying agent, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global note will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

None of the Company, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The trustee has provided various services to us in the past and may do so in the future in the ordinary course of its regular business.

Certain ERISA Considerations

The following is a summary of certain considerations associated with the purchase and, in certain instances, holding of the notes, or any interest therein, by (i) employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans described in Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”) which are subject to Section 4975 of the Code (including an individual retirement account (“IRA”) and a Keogh plan) or provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” (within the meaning of regulations issued by the U.S. Department of Labor (the “DOL”), set forth in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any such plan, account or arrangement (each of the foregoing described in clause (i), (ii) and (iii) referred to herein as a “Plan”).

The following is merely a summary, however, and should not be construed as legal advice or as complete in all relevant respects. Investors are urged to consult their own legal advisors before investing assets of a Plan in the notes, or any interest therein, and to make their own independent investment decision.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of the Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the notes, or any interest therein, with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Laws relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Plans, including IRAs and other arrangements that are subject to Section 4975 of the Code, should consider the fact that none of the issuer, any underwriter or the issuer’s or underwriters’ affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase the notes, or any interest therein, in connection with the initial offer and sale described in this prospectus supplement. The Transaction Parties are not undertaking to provide investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision. All communications, correspondence and materials from the Transaction Parties with respect to the notes, or any interest therein, are intended to be general in nature and are not directed at any specific purchaser of the notes, or any interest therein, and do not constitute advice regarding the advisability of investment in the notes, or any interest therein, for any specific purchaser. The decision to purchase the notes, or any interest therein, must be made solely by each prospective Plan on an arm’s-length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the engagement by an IRA in a non-exempt prohibited transaction may result in the disqualification of the IRA. In addition, the fiduciary of a Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition and/or holding of notes, or any interest therein, by a Covered Plan with respect to which a Transaction Party is a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Covered Plan and a party in interest so long as (i) such party in interest is deemed as such solely by reason of providing services to the Covered Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, and is not an affiliate of any such person and (iii) the Covered Plan neither receives less than nor pays more than “adequate consideration” (as such term is used in such sections of ERISA and the Code) in connection with such transaction. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes, or any interest therein. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts, and PTCE 96-23, respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes, or any interest therein, in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes, or any interest therein, may not be acquired or held by any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representations

Accordingly, by its acceptance of a note, or any interest therein, each purchaser and holder of the note, or any interest therein, and subsequent transferee of the note, or any interest therein, will be deemed to have represented and warranted that either (i) such purchaser or subsequent transferee is not, and is not using the assets of, a Plan to acquire or hold the note, or any interest therein, or (ii) the purchase and holding of the note by such purchaser or transferee does not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

In addition, each purchaser of the notes, or any interest therein, in connection with the initial offer and sale described in this prospectus supplement acknowledges that none of the Transaction Parties (or the trustee) is (i) acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase the notes, or any interest therein, or (ii) undertaking to provide investment advice or give advice in a fiduciary capacity with respect to the decision to purchase the notes, or any interest therein.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable. The acquisition, holding and, to the extent relevant, disposition of notes, or any interest therein, by or to any Plan is in no respect a representation by the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes issued pursuant to the offering, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Code, the Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case as in effect as of the date of the offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	United States expatriates and former citizens or long-term residents of the United States;

•	holders subject to any alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations and other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors in such entities);

•	controlled foreign corporations;

•	passive foreign investment companies;

•	tax-exempt organizations;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	real estate investment trusts and regulated investment companies;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). Moreover, the effects of Medicare contribution tax and other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE, GIFT OR MEDICARE CONTRIBUTION TAX RULES), UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is, or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person (within the meaning of Section 7701(a)(30) of the Code).

Payments of Stated Interest

Subject to the special foreign currency rules described below, stated interest paid on a note, including any amount withheld in respect of any taxes and any additional amounts paid in respect thereof, will be taxable to a U.S. Holder as U.S. source ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without “original issue discount” for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest on the notes will recognize income (as U.S. source ordinary income) equal to the U.S. dollar value of the stated interest payment (determined based on the spot rate of exchange on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at such time. A cash method U.S. Holder will not recognize foreign currency exchange gain or loss with respect to the receipt of such stated interest, but may recognize exchange gain or loss attributable to the actual disposition of the euro so received.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will be required to include in income (as U.S. source ordinary income) the U.S. dollar value of the stated interest in euros that has accrued with respect to the notes during an accrual period. The U.S. dollar value of such accrued stated interest will be determined by translating such interest at the average spot rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate of exchange for the partial period within each taxable year. An accrual basis U.S. Holder may elect, however, to translate such accrued stated interest into U.S. dollars using the spot rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the spot rate of exchange on the last day of the of the portion of the accrual period within each taxable year. Alternatively, if the last day of an accrual period is within five business days of the date of receipt of the accrued stated interest, a U.S. Holder that has made the election described in the prior sentence may translate such interest using the spot rate of exchange on the date of receipt. The above election will apply to other debt instruments held by an electing U.S. Holder and may not be changed without the consent of the IRS.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize exchange gain or loss with respect to accrued stated interest on the date such interest is received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (determined based on the spot rate of exchange on the date such interest is received) in respect of the relevant accrual period and the U.S. dollar value of the stated interest income that has accrued during such accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars at such time. Any such exchange gain or loss generally will constitute U.S. source ordinary income or loss.

Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss generally equal to the difference between the amount realized upon such disposition (less any amounts attributable to any accrued but unpaid stated interest, which will be taxable as stated interest income as discussed above to the extent not previously included in income by the U.S. Holder) and such U.S. Holder’s adjusted tax basis in the note.

If a U.S. Holder receives foreign currency on such a sale, exchange, redemption, retirement or other taxable disposition of a note, the amount realized generally will be the U.S. dollar value of such foreign currency translated at the spot rate of exchange on the date of the taxable disposition. In the case of a note that is traded on an established securities market, a cash basis U.S. Holder and, if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the amount realized on the settlement date of the disposition. The special election available to accrual basis U.S. Holders in regard to the sale or other disposition of notes traded on an established securities market must be applied consistently to all debt instruments held by the U.S. Holder from year to year and cannot be changed without the consent of the IRS. If a note is traded on an established securities market, but the relevant U.S. Holder is an accrual basis taxpayer that has not made the special election, the U.S. Holder will recognize exchange gain or loss (generally taxable as U.S. source ordinary income or loss) to the extent that there are exchange rate fluctuations between the trade date and the settlement date. In the event the note is not traded on an established securities market, U.S. Holders who are cash basis taxpayers should consult their tax advisors regarding the foreign currency tax consequences of a disposition (including whether the U.S. dollar value of the amount realized should be determined on the trade date or the settlement date).

A U.S. Holder’s adjusted tax basis in a note will, in general, be the cost of such note to such U.S. Holder. If a U.S. Holder uses foreign currency to purchase a note, the cost of the note generally will be the U.S. dollar value of the foreign currency purchase price determined at the spot rate of exchange on the date of purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in taxable gain or loss for a U.S. Holder.

Any gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be U.S. source gain or loss and, except as discussed below with respect to exchange gain or loss, generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, U.S. Holders may recognize exchange gain or loss that is attributable to fluctuations in currency exchange rates with respect to the principal amount of such note. Exchange gain or loss attributable to fluctuations in currency exchange rates with respect to the principal amount of a note generally will equal the difference, if any, between (i) the U.S. dollar value of the U.S. Holder’s foreign currency purchase price for the note, determined at the spot rate of exchange on the date the U.S. Holder disposes of the note and (ii) the U.S. dollar value of the U.S. Holder’s foreign currency purchase price for the note, determined at the spot rate of exchange on the date the U.S. Holder purchased such note (or, possibly, in the case of cash basis or electing accrual basis U.S. Holders, the settlement date of any such disposition, provided the note is traded on an established securities market). Any such exchange gain or loss generally will constitute U.S. source ordinary income or loss. In addition, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder may realize exchange gain or loss attributable to amounts received with respect to accrued and unpaid stated interest, which will be treated as discussed above under “—Payments of Stated Interest.” However, upon such a sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will realize any exchange gain or loss (including with respect to principal and accrued interest) only to the extent of total gain or loss realized by such U.S. Holder on such disposition.

Tax Return Disclosure Requirements

The Treasury Regulations meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including certain foreign currency transactions giving rise to losses in excess of certain thresholds. U.S. Holders should consult their tax advisors to determine the tax return disclosure obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of stated interest on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder unless such U.S. Holder is an exempt recipient, and, when required, provides evidence of such exemption. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder.

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, interest paid on a note to a non-U.S. Holder that is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•

the non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-U.S. Holder certifies in a statement provided to us or the applicable withholding agent, under penalties of perjury, that it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to us or the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, made under penalties of perjury, that such holder is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and provides us or the applicable withholding agent with a copy of such statement; or (3) the non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a non-U.S. Holder does not satisfy the requirements above, a 30% U.S. federal withholding tax generally will apply to payments of such interest, although the non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest. To claim such entitlement, the non-U.S. Holder must provide us or the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. Holder’s country of residence or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

If interest paid to a non-U.S. Holder is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. Holder provides appropriate certification), the non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding and FATCA below, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which will generally be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•

the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met.

A non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments that are made to the non-U.S. Holder under the notes, provided that the payor does not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of Section 7701(a)(30) of the Code, and the holder has provided the statement described above under “—Payments of Interest.” In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, we or the applicable withholding agent may be required to report annually to the IRS and to the non-U.S. Holder the amount of interest paid to the non-U.S. Holder and any tax withheld with respect to such interest, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% U.S. federal withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below (the “underwriters”), for whom Citigroup Global Market Limited, Merrill Lynch International and Mizuho International plc are acting as representatives (the “representatives”), have each severally but not jointly agreed to purchase, and we have agreed to sell to them the respective principal amount of notes set forth opposite their names below:

Underwriter	Principal amount of notes
Citigroup Global Markets Limited	€95,000,000
Merrill Lynch International	90,000,000
Mizuho International plc	90,000,000
Goldman Sachs & Co. LLC	35,000,000
J.P. Morgan Securities plc	35,000,000
PNC Capital Markets LLC	35,000,000
Standard Chartered Bank	35,000,000
Bank of China (Europe) S.A.	17,500,000
HSBC Continental Europe	17,500,000
ING Bank N.V. Belgian Branch	17,500,000
SMBC Bank International plc	17,500,000
Academy Securities, Inc.	15,000,000

Total	€500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.250% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.200% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of notes (expressed as a percentage of the principal amount of the notes and in the aggregate):

Paid by Avery Dennison Corporation
Per 4.000% note due 2035	0.450%

Total	€2,250,000

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will pay approximately €1.2 million for expenses, excluding the underwriting discount, related to the offering.

We have agreed for a period from the date of this prospectus supplement through and including the issue date of the notes, without the prior written consent of the representatives, not to offer, sell, contract to sell or otherwise dispose of any debt securities that are issued or guaranteed by us and that have a tenor of more than one year.

The notes are new issues of securities with no established trading market. The underwriters have informed us that they intend to make a secondary market in the notes. However, they are not obligated to do so, and they may discontinue any such market making activity at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the issuance of the notes, Citigroup Global Markets Limited (in this capacity, the “Stabilizing Manager”) (or any person acting on its behalf) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issuance of the notes and 60 days after the date of the allotment of the notes. Any stabilization action commenced must be carried out in accordance with applicable laws and regulations.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or lessening a decline in the market prices of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of the underwriters serve various roles under our existing revolving credit facility. Citibank, N.A., an affiliate of Citigroup Global Markets Limited, serves as documentation agent and a lender under our existing revolving credit facility, Mizuho Bank, Ltd., an affiliate of Mizuho International plc, serves as administrative agent, a syndication agent, and a lender under our existing revolving credit agreement and Bank of America, N.A., an affiliate of Merrill Lynch International, serves as a syndication agent and a lender under our existing revolving credit agreement. In addition, certain other underwriters or their affiliates are lenders under our existing revolving credit facility.

Certain of the underwriters are not United States registered broker-dealers and, therefore, to the extent that they intend to transact any sales of the notes in the United States, they will do so through one or more United States registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

It is expected that delivery of the notes will be made against payment therefor on or about September 11, 2025, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as T+3). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day immediately before settlement will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of notes who wish to trade the notes prior to the business day immediately before settlement should consult their own advisors.

Selling restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA.

For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the U.K.

Each underwriter has further represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom.

For the purposes of this provision the expression, “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products”(as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Legal Matters

The validity of the notes will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AVERY DENNISON CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell the securities in any combination from time to time in one or more offerings. The preferred stock, depositary shares, debt securities, warrants, purchase contracts and units may be convertible into or exercisable or exchangeable for our common stock, our preferred stock or our other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “AVY.” Our principal executive offices are located at 8080 Norton Parkway, Mentor, Ohio 44060. Our main telephone number is (440) 534-6000.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and any similar section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. That prospectus supplement may include a discussion of risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete for any date other than the date indicated on the cover page of such document. Our business, financial condition, results of operations and prospects may have changed since any such date.

When we refer to “we,” “our,” “us” and “the Company” in this prospectus, we mean Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires or as otherwise expressly stated. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of our securities. If one or more of the events discussed in these risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, including us, who file electronically with the SEC. These filings may also be found on our website at www.averydennison.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as indicated below, or us, as indicated under the heading “Incorporation of Certain Documents by Reference.” Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may view the full registration statement on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC.

•

our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (filed with the SEC on February  26, 2025), including information specifically incorporated by reference therein from our Proxy Statement on Schedule 14A relating to our 2025 Annual Meeting of Stockholders (filed with the SEC on March 7, 2025);

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2025, January 30, 2025 (as to Item 5.03 only) and March 31, 2025;

•

The description of our common stock, par value $1.00 per share, set forth in Exhibit 4.16 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (filed with the Commission on February 26, 2025), and any amendments or reports filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address and telephone number:

Corporate Secretary

Avery Dennison Corporation

8080 Norton Parkway

Mentor, Ohio 44060

(440) 534-6000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee, ” “guidance,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “project,” “seek,” “shall,” “should,” “target,” “will,” “would,” or variations thereof, and other expressions that refer to future events and trends, identify forward-looking statements. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties, which could cause our actual results to differ materially from the expected results, performance or achievements expressed or implied by such forward-looking statements.

We believe that the most significant risk factors that could affect our financial performance in the near term include: (i) the impact on underlying demand for our products from global economic conditions, geopolitical uncertainty, and changes in environmental standards, regulations, and preferences; (ii) competitors’ actions, including pricing, expansion in key markets, and product offerings; (iii) the cost and availability of raw materials; (iv) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through price increases, without a significant loss of volume; (v) foreign currency fluctuations; and (vi) the execution and integration of acquisitions.

Certain risks and uncertainties are discussed in more detail under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to, risks and uncertainties related to the following:

•

International Operations – worldwide economic, social, geopolitical and market conditions; changes in geopolitical conditions, including those related to trade relations and tariffs, China, the Russia-Ukraine war, the Israel-Hamas war and related hostilities in the Middle East; fluctuations in foreign currency exchange rates; and other risks associated with international operations, including in emerging markets

•

Our Business – fluctuations in demand affecting sales to customers; fluctuations in the cost and availability of raw materials and energy; changes in our markets due to competitive conditions, technological developments, laws and regulations, customer preferences; environmental regulations and sustainability trends; the impact of competitive products and pricing; the execution and integration of acquisitions; selling prices; customer and supplier concentrations or consolidations; the financial condition of distributors; outsourced manufacturers; product and service quality claims; restructuring and other cost reduction actions; our ability to generate sustained productivity improvement and our ability to achieve and sustain targeted cost reductions; the timely development and market acceptance of new products, including sustainable or sustainably-sourced products; our investment in development activities and new production facilities; the collection of receivables from customers; and our sustainability and governance practices

•	Information Technology – disruptions in information technology systems; cyber security events or other security breaches; and successful installation of new or upgraded information technology systems

•

Income Taxes – fluctuations in tax rates; changes in tax laws and regulations, and uncertainties associated with interpretations of such laws and regulations; outcome of tax audits; and the realization of deferred tax assets

•	Human Capital – recruitment and retention of employees and collective labor arrangements

•	Our Indebtedness –our ability to obtain adequate financing arrangements and maintain access to capital; credit rating risks; fluctuations in interest rates; and compliance with our debt covenants

•	Ownership of Our Stock – potential significant variability of our stock price and amounts of future dividends and share repurchases

•

Legal and Regulatory Matters – protection and infringement of our intellectual property; the impact of legal and regulatory proceedings, including with respect to compliance and anti-corruption, environmental, health and safety, and trade compliance

•	Other Financial Matters – fluctuations in pension costs and goodwill impairment

The forward-looking statements included in this prospectus and any accompanying prospectus supplement and the reports and documents that we incorporate by reference herein and therein are made only as of their respective dates, and we assume no duty to update the forward-looking statements to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

AVERY DENNISON CORPORATION

Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company. We are Making Possible™ products and solutions that help advance the industries we serve, providing branding and information solutions that optimize labor and supply chain efficiency, reduce waste, advance sustainability, circularity and transparency, and better connect brands and consumers. We design and develop labeling and functional materials, radio frequency identification (RFID) inlays and tags, software applications that connect the physical and digital, and offerings that enhance branded packaging and carry or display information that improves the customer experience. We serve an array of industries worldwide, including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive. Learn more at www.averydennison.com.

Avery Dennison is a Delaware corporation. Our principal executive offices are located at 8080 Norton Parkway, Mentor, Ohio 44060. Our main telephone number is (440) 534-6000.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We may invest funds not required immediately for those purposes in short-term investment grade securities.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	warrants to purchase debt securities, common stock, preferred stock or depositary shares;

•	purchase contracts to purchase common stock, preferred stock or depositary shares; and

•	units.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to the offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws. Therefore, you should read carefully our Amended and Restated Certificate of Incorporation, as amended, or the Amended and Restated Certificate, and our bylaws, as amended and restated, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of the Delaware General Corporation Law, or DGCL, and our Amended and Restated Certificate. When we offer to sell a particular series of our preferred stock, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of our preferred stock, you must refer to both the prospectus supplement relating to that series and the description of our preferred stock set forth in this prospectus.

Pursuant to our Amended and Restated Certificate, our authorized capital stock consists of 400,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of March 31, 2025, we had 78,531,608 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Unless otherwise provided in our Amended and Restated Certificate, the DGCL, or other applicable law, the holders of our common stock are entitled to one vote per share on all matters voted upon by the stockholders, subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock. Shares of our common stock do not have cumulative voting rights. If a quorum is present, the affirmative vote of a majority in voting power of the shares represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless otherwise provided by the DGCL, the Amended and Restated Certificate (including the certificate of designations of preferences as to any preferred stock), or the rules and regulations of any stock exchange applicable to us or any other applicable law.

Dividend and Liquidation Rights

Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by our board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Preferred Stock

Under the Amended and Restated Certificate, our board of directors is authorized without stockholder approval to issue shares of preferred stock from time to time, in one or more series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and the Amended and Restated Certificate to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	conversion rights;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock will, when issued, be fully paid and nonassessable and not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or that holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the series of preferred stock being offered the specific terms of each series of our preferred stock.

Certain Anti-Takeover Matters

Certain provisions of our organizational documents and the DGCL may have the effect of delaying, deferring or preventing a change in control. The provisions described below may also reduce our vulnerability to an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate, bylaws and the DGCL.

No Written Consent of Stockholders

Our bylaws provide that stockholders are not entitled to act by written consent in lieu of a meeting. This provision could discourage potential acquisition proposals and could delay or prevent a change of control.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Avery Dennison Corporation prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year (unless a stockholder or group of stockholders are requesting proxy access, in which case notice must be received not less than 120 days and not more than 150 days prior to the anniversary of the date the proxy statement was issued for the previous year’s annual meeting). The notice must contain certain information specified in our bylaws.

Delaware General Corporation Law Section 203

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•

upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•

on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Blank Check Preferred Stock

Our Amended and Restated Certificate provides for 5,000,000 authorized shares of “blank check” preferred stock, the terms of which may be determined by our board of directors without obtaining stockholder approval. Undesignated or “blank check” preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise.

On October 23, 1997, our board of directors adopted a Rights Agreement and declared a dividend distribution of one preferred share purchase right, or a Right, on each outstanding share of our common stock. The Rights expired on October 31, 2007. To date, we have not redesignated the Series A Junior Participating preferred stock underlying the Rights.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future, including, for example, by renewing the Rights, if our board determines in the exercise of its fiduciary duties that the adoption of such measure would be in the best interests of our company and stockholders.

Listing Exchange; Transfer Agent and Registrar

Our common stock is listed on the New York Stock Exchange. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

VALIDITY OF THE SECURITIES

Sheppard, Mullin, Richter & Hampton LLP, Costa Mesa, California, will pass upon the validity of the securities offered hereby for us.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 28, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.